Exhibit 10.10

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”) is entered into on the _____ day of ________, 20__ by and between JDM REEF CAPITAL MANAGEMENT, LLC (the “Investment Manager”), and JDM REEF CAPITAL FUNDING, LLC, a Delaware limited liability company (the “Fund”).

RECITALS

WHEREAS, the Fund is engaged in a business of investing assets as more fully described in the Operating Agreement of the Fund (as the same may be amended, modified and restated from time to time, the “Fund Agreement”);

WHEREAS, the Investment Manager has expertise in managing the types of investments for which the Fund is authorized to invest pursuant to the Fund Agreement;

WHEREAS, the Fund desires to engage the Investment Manager to provide the Fund with certain investment management and related services, and the Investment Manager desires to render such services to the Fund in consideration of a fee as hereinafter specified; and

WHEREAS, the engagement of the Investment Manager is authorized by the Fund Agreement;

WHEREAS, the Investment Manager wishes to manage assets of the Fund and agrees to act in a manner consistent with the Fund Agreement and under the supervision of, and guidelines established by, the Managing Member of the Fund, JDM CAPITAL FUNDING II, LLC, a Delaware limited liability company (the “Managing Member”).

NOW, THEREFORE, in consideration of the agreements made herein and intending to be legally bound hereby, it is agreed by and between the parties hereto as follows:

1.
Fund Agreement Controls; Definitions. If there are any inconsistencies or conflicts between the terms and conditions of this Agreement and the terms and conditions set forth in the Fund Agreement, the terms and conditions of the Fund Agreement shall control. Capitalized terms used and not otherwise defined herein shall have the respective meanings attributable to such terms in the Fund Agreement.

2.
Provision of Services by Investment Manager. The Fund hereby retains the Investment Manager to provide investment management services set forth in Schedule 2.0 of this Agreement (“Management Services”) and hereby appoints the Investment Manager to act on behalf of the Fund to find and evaluate investments pursuant to the Investment Guidelines (as defined in Section 3 below). The Investment Manager hereby accepts such retention and agrees to provide such investment management services as provided for in this Agreement.

3.	Investment Committee; Investment Guidelines and Objectives.

3.1
The Fund Agreement provides that the Fund establishes an investment committee (the “Investment Committee”). The Investment Committee shall consist of at least three (3) members; with no less than two (2) representing the Fund and appointed by the Fund; and no less than one (1) representing the Investment Manager and appointed by the Investment Manager. The current composition of the Investment Committee for the Fund is set forth on Schedule 3.1 of this Agreement.

3.2	Additional members may be added by a majority vote of the current members. Vacancies shall be replaced by the party whom the vacating member represented.

3.3
Investment Manager shall provide Management Services for the Fund in accordance with the investment objectives and guidelines established by the Investment Committee as set forth on Schedule 3.3 of this Agreement, as it may be amended or revised from time to time by the Investment Committee (the “Investment Guidelines”).

4.	Investment Committee; Powers and Duties of the Investment Manager.

4.1
The Investment Committee retains full and absolute discretion and complete and full power and authority to invest and reinvest the Fund Assets in investments recommend by the Investment Manager. In order to approve an investment (“Authorized Investment”) the Investment Committee must approve the Authorized Investment by the unanimous written consent of all members of the Investment Committee. All other decisions shall be made by a majority vote of the Investment Committee members.

4.2
In connection with each Authorized Investment, the Investment Committee shall delegate the Investment Manager with the requisite power and authority to manage the Authorized Investment to serve the best interest of the Fund and to follow the Investment Guidelines. Such power shall be in the form of a written limited power of attorney signed by a duly authorized representative of the Managing Member of the Fund; provided, however, should there be more than one managing member of the Fund, then such power of attorney shall be signed by all such managing members.

4.3
The Investment Manager and its manager(s), employees, and agents shall discharge their duties and exercise their powers hereunder solely in the interest of the Fund and with the care, skill, prudence and diligence that, under the circumstances then prevailing, a prudent person acting as a fiduciary in a like capacity and familiar with such matter would use. The Investment Manager shall devote such time and attention to the affairs of the Fund as is reasonably necessary to fulfill its obligations under this Agreement.

5.
Investment Management Fee. As compensation for the Investment Manager’s services rendered hereunder, the Fund shall pay the Investment Manager a fee as set forth on Schedule 5.0 of this Agreement (the “Management Fee”).

6.
Status of Investment Manager. Investment Manager agrees and acknowledges that in performing its duties and obligations under this Agreement, Investment Manager (including its affiliates) is acting as an independent contractor and not as a partner, agent, or employee of Fund. Further, nothing contained in this Agreement shall be construed to create the relationship of principal and agent, partnership, joint venture or any other relationship between the Investment Manager and the Fund, other than the relationship of independent contractors. Investment Manager shall have no authority to execute contracts for or on behalf of Fund, or otherwise to bind Fund to any legal obligation unless duly authorized in the manner provided in Section 4.

7.
Expenses. During the term of this Agreement, the Investment Manager shall be responsible for all of its own normal day-to-day operating expenses, including, without limitation, compensation of its staff and the cost of office space, office equipment, communications, utilities and other such normal overhead expenses. In addition, the Investment Manager will be responsible for expenses incurred in connection with the Management Services. The Investment Manager is solely responsible for paying his or its own federal state and local income taxes, and any unemployment insurance and employee benefits to its employees. The Fund will be responsible for direct transactional expenses such as legal, accounting, leverage (if appropriate) or other specialized consulting or professional services that are required and that the Investment Manager would not normally be expected to render with its own professional staff. Additionally, the Fund shall be responsible for Fund Expenses as set forth in the Fund Agreement. Any expenses that the Fund will be responsible for must be pre-approved by a majority of the Investment Committee.

8.
Right of First Refusal. Investment Manager shall present to the Fund all investment opportunities known to or reviewed by the Investment Manager that meet the Investment Guidelines. Investment opportunities that the Fund declines may then be offered or directed by Investment Manager to others on terms no more favorable than those terms presented or recommended to the Fund.

9.
Legal Compliance. With regard to providing the Management Services contemplated by this Agreement, Investment Manager and its manager(s), members, affiliates, and employees will at all times comply with all applicable federal and state laws, rules, and regulations regarding the Management Services provided under this Agreement. The Investment Manager is not registered or licensed to act, nor does it hold out itself or any of its employees or affiliates as, a broker, dealer or investment advisor (as those terms are defined in federal securities laws). Notwithstanding the preceding sentence, Investment Manager promptly shall undertake the process of becoming licensed if, subsequent to the execution of this Agreement, Investment Manager is required to do so pursuant to a change in applicable law in connection with providing Management Services under this Agreement.

10.	Representations and Warranties of the Fund. Fund represents, warrants, and covenants to the Investment Manager that:

10.1
Fund is duly and validly organized and is validly existing and in good standing under the laws of the State of its formation, and is duly qualified to conduct business in each jurisdiction in which it engages in business.

10.2
Fund has all requisite power and authority, and all necessary authorizations, approvals, required to enter into this Agreement and to be bound by the terms hereof. This Agreement will not result in the breach of any terms, conditions or provisions of, or constitute a default under, any agreement or other instrument to which it is a party, or to which it may be bound.

10.3	The Fund has the authority to appoint the Investment Manager to manage the assets held in the Fund.

10.4
There are no pending suits, actions, investigations or proceedings of any kind, or current judgments that might, individually or in the aggregate, materially affect Fund, its financial status or ability to carry on the business contemplated hereunder.

10.5	The Fund will maintain all books and records reasonably necessary to comply with its obligations under this Agreement.

10.6
Fund shall immediately notify Investment Manager upon learning of any fact or the occurrence of any event, which would render any representation hereunder untrue or constitute a violation of any warranty or covenant hereunder.

11.	Representations and Warranties of the Investment Manager. Investment Manager represents, warrants, and covenants to Fund that:

11.1
Investment Manager is duly and validly organized and is validly existing and in good standing under the laws of the State of its formation, and is duly qualified to conduct business in each jurisdiction in which it engages in business.

11.2
Investment Manager has all requisite power and authority, and all necessary authorizations, approvals, and licenses required to enter into this Agreement and to be bound by the terms thereof and to perform the Management Services.

11.3
There are no pending or past suits, actions, investigations or proceedings of any kind, or judgments which might, individually or in the aggregate, materially affect Investment Manager, its financial status or ability to carry on the business contemplated hereunder. All such actions have been disclosed to the Fund prior to this agreement.

11.4
Neither Investment Manager nor any of its members, managers, affiliates, employees or representatives shall use any marketing, educational or solicitation materials to market the Fund unless such materials are either provided by the Fund or have been approved in writing by the Fund prior to any such use.

11.5	The Investment Manager will maintain all books and records reasonably necessary to comply with its obligations under this Agreement.

11.6
Investment Manager shall immediately notify the Fund if: (a) there is any material change to any Authorized Investment in the Fund, (b) there is any material change in personnel assigned to perform the Management Services under this Agreement, (c) there is any change in control or management of Investment Manager, or (d) Investment Manager becomes aware of any other material change in its business organization, including, but not limited to the filing of bankruptcy relief or other legal proceeding, suits, or actions involving the Investment Manager, or any of its affiliates or employees. .

11.7
Investment Manager shall immediately notify Fund upon learning of any fact or the occurrence of any event, which would render any representation hereunder untrue or constitute a violation of any warranty or covenant hereunder.

12.
Compliance Inquiries. Each party shall cooperate fully and in good faith with any reasonable request by the other party to (i) review their internal books and records in connection with their obligations or duties under this Agreement, or (ii) respond to any regulatory or accounting audit, investigation or inquiry, or legal action, related to any of the activities contemplated by this Agreement and shall make its books and records available during normal business hours for such purposes. If either party requires or reasonably believes it needs copies of any records of the other party to respond to any regulatory inquiry or claim or suit from any individual or entity, the party from whom the records are requested shall supply copies of such records in a timely manner. Each party shall make its records reasonably available to any neutral third party in connection with (i) above, or any regulatory authorities or in any judicial or arbitration proceeding involving the other party in connection with (ii) above, if requested by such other party. In the foregoing circumstances, the requesting party shall bear all reasonable costs involved with copying and delivering such records.

13.	Mutual Indemnification.

13.1
Each party (“Indemnifying Party”) shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the other party (“Indemnified Party”) and, its members, managers, employees, agents, assigns or any of their respective affiliates or any Person who was, at the time in question, such a Person (each an “Indemnified Person” and collectively, the “Indemnified Persons”) and the Indemnifying Party shall release each Indemnified Persons, to the fullest extent permitted by law, from and against any and all damages, including, without limitation, damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court, governmental authority, or self-regulatory authority, whether pending or threatened, whether or not a Indemnified Person is or may be a party thereto, which, in the judgment of the Managing Member, arise out of, relate to or are in connection with this Agreement, the Fund Agreement, or the management or conduct of the business or affairs of the Fund, provided that the act or failure to act giving rise to such damages was taken in good faith and except for any such damages that are found by a court of competent jurisdiction to have resulted primarily from any act or omission which constituted negligence, intentional misconduct, an intentional or material breach of this Agreement or the Fund Agreement, or a knowing violation of law.

13.2
The termination of any proceeding by settlement shall not be deemed to create a presumption that the Indemnified Party involved in such settlement did not act in good faith or acted in a manner which constituted negligence, intentional misconduct, an intentional or material breach of this Agreement, a knowing violation of law or a material breach of any securities laws. The indemnification provisions of this section may be asserted and enforced by, and shall be for the benefit of, each Indemnified Person, and each Indemnified Person is hereby specifically empowered to assert and enforce such right; provided that any Indemnified Person who enters into a settlement of any proceeding without the prior approval of the Managing Member (which approval shall not be unreasonably withheld) shall not be entitled to the indemnification provided in this section. The right of any Indemnified Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

14.	Confidentiality.

14.1
The Fund will receive in confidence, and maintain the confidentiality of, and not disclose for its own purposes or benefit or for that of any Affiliate or third party, the names or other identifying characteristics of Investment Manager’s sources of potential investments or the identity the sources of investment opportunities presented to the Fund that the Fund declines to approve for any reason. The Fund will not acquire, from or through any source other than Investment Manager, any investment opportunity meeting the Investment Guidelines that has been presented to the Fund by Investment Manager hereunder and acknowledged in writing by the Fund as being accepted or rejected. Upon the termination of this Agreement for any reason, neither the Fund nor any Affiliate thereof shall for a period of six months following the date of termination, enter into any investments or transactions with a source first introduced to the Fund or to an Affiliate of the Fund by Investment Manager. Upon the termination of this Agreement for any reason, neither the Investment Manager nor any Affiliate thereof shall for a period of six months following the date of termination, enter into any investments or transactions with a source first introduced to the Investment Manager or to an Affiliate by the Fund.

14.2
Investment Manager and Fund agree to keep confidential and not to disclose to third parties the terms and conditions of this Agreement except as may be required by law, rule or regulation, by any governmental regulator or any self-regulatory organization having jurisdiction over Investment Manager, or with the expressed written consent of the Managing Member of the Fund. Subject to compliance with applicable federal and state laws, rules and regulations, nothing in this Agreement shall prevent Investment Manager from using the investment return results and other attributes of the Fund as a statement of Investment Manager “track record,” provided that neither the Fund nor its affiliates are directly or indirectly identified.

15.	Term and Termination.

15.1
This Agreement shall be effective on and from the date that the Fund commences operations and, unless otherwise terminated as provided herein, shall run through the Fund’s dissolution date. Either party shall have the right to terminate this Agreement upon ninety (90) days prior written notice to the other party. Termination of this Agreement pursuant to this Section 15.1 shall be deemed to occur as of the termination date set forth in such notice.

15.2
Notwithstanding the termination provision in Section 15.1, the Fund may terminate the Investment Manager at any time for “cause” by providing written notice of termination. Such termination will become effective upon the giving of such notice. Upon any such termination for cause, the Investment Manager shall have no right to compensation for any period subsequent to the effective date of termination. For purposes of this Section 15.2, “cause” shall mean: (i) Investment Manager (including any of its members, managers, or employees) is convicted of a felony or misdemeanor or commits a criminal act; (ii) Investment Manager (including any of its members, managers, or employees), in carrying out its duties hereunder, has acted with negligence or intentional misconduct resulting, in any case, in harm to the Fund; (iii) Investment Manager (including any of its members, managers, or employees) misappropriates funds or otherwise defrauds the Fund; (iv) Investment Manager (including any of its members, managers, or employees) breaches its fiduciary duty to the Fund resulting in profit to the Investment Manager (including any of its members, managers, or employees), directly or indirectly; (v) Investment Manager (including any of its members, managers, or employees) materially breaches any agreement with the Fund; or (vi) Investment Manager fails to competently perform the Management Services.

16.
Non-Assignment. The Investment Manager shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Fund. An assignment includes any direct or indirect transfer or hypothecation of the contract or the beneficial ownership of a controlling block of outstanding voting securities by a security holder of the Investment Manager.

17.
Entire Agreement. This Agreement and the Exhibits and Schedules hereto, which are incorporated herein by reference and made a part hereof, constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be construed to, or otherwise affect the validity of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

18.
Amendments and Waivers. This Agreement may only be amended by a writing signed by both the Investment Manager and the Fund. The Investment Manager and the Fund may by written consent waive, either prospectively or retrospectively, and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No waiver of any right by any party hereto shall be construed as a waiver of the same or any other right at any other time.

19.
Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

20.
Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

21.
Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given (a) on the date of delivery if delivered to the addressees in person, (b) if deposited with Federal Express or similar reputable overnight receipted courier service, upon actual receipt (or if the date of actual receipt is not a Business Day, upon the next Business Day), (c) if sent by telecopy or facsimile transmission, upon confirmation of receipt (or if the date of such confirmation of receipt is not a Business Day, upon the next Business Day) if also sent by first class mail, registered or certified, postage prepaid, or (d) if sent by first class mail, registered or certified, postage prepaid, upon the earlier of three Business Days after deposit in the mail or the delivery as shown by return receipt, to the party to whom notice is given and properly addressed as per Schedule 21.0. Either party may change the address to which such notices are to be addressed by giving the other party hereto written notice of such change in the manner herein set forth.

22.
Governing Law. To the extent not inconsistent with applicable federal law, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

23.
Submission to Jurisdiction. Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the appropriate federal or state court in the State of Delaware and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above, and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

24.
Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Fund:

/s/ Joseph DeMatteo                                                                __________
Joseph DeMatteo, Member as                                                         Date
Member, JDM CAPITAL FUNDING II, LLC as
Managing Member, JDM REEF CAPITAL FUNDING, LLC

Investment Manager(s):

/s/ Joseph DeMatteo                                                                  __________
Joseph DeMatteo, Member as Member,                                            Date
JDM CAPITAL MANAGER, LLC,as Managing Member,
JDM REEF CAPITAL MANAGEMENT, LLC

/s/ Dr. Claus G. Wagoner Bartak                                                __________
Dr. Claus G. Wagoner Bartak Member as Member,                           Date
JDM REEF CAPITAL MANAGEMENT, LLC,
as President of Red Reef Laboratories International

SCHEDULE 2.0

Investment Manager agrees and is authorized as follows:

1.	Investment Manager is authorized to act on behalf of the Fund solely to find and evaluate investments for the Fund.

2.
Investments reviewed by Investment Manager that meet the criteria in the Investment Guidelines will be presented to the Fund in a form acceptable to the Fund in order for the Fund to make the determination whether or not to make the investment.

3.	All documentation relating the investments shall be executed by the Fund.

4.	Investment Manager will forward any and all information regarding each transaction to the Fund.

5.
Investment Manager shall be responsible for providing the Fund with a schedule of all actions necessary to properly maintain the investments. Investment Manager shall issue a report to the Fund at least once per monthly detailing such actions.

6.	Investment Manager will supervise and coordinate the servicing of such investments.

7.	Investment Manager agrees to provide to Fund any and all original records pertaining to the transactions, duties and responsibilities under this Agreement.

8.
Investment Manager shall prepare a monthly report showing information concerning the performance of the Fund. The report shall be provided in a form and manner, and include such additional information, as may be reasonably required by the Fund.

9.
Investment Manager shall meet with the Fund at the Fund’s request and at mutually agreed upon times, to discuss any action with respect to the Account, including a review of performance or to discuss present and future investment strategy. Investment Manager shall be available to answer questions by the Fund, its investors, or staff from time to time as needed, by phone or upon reasonable occasion in the Fund’s office.

10.	Investment Manager will keep core functions to a cost plus 5% maximum structure in order to drive maximum returns and cost control projects

SCHEDULE 3.1

Initial Members of the Investment Committee:

1.Joseph W. DeMatteo
2.John R. Buono
3.Dr Claus G. Wagner Bartak
4.

SCHEDULE 3.3

Investment Guidelines

[Investment Guidelines as prepared by Investment Manager]

To be discussed and added

SCHEDULE 5.0

1.	Fees Paid to the Investment Manager (all fees together herein referred to as the “Management Fees”). The Management Fees shall be paid to the Investment Manager and include the following:

a.	Servicing Fee. The Investment Manager shall be paid a fee equal to 1/12th of one percent (.08333%) of ending Total Assets (according to GAAP) of the Fund at the end of each calendar month.

b.
Profit Sharing Fee. The Investment Manager shall be paid a fee equal to 100% percent (100%) of the Net Profit (according to GAAP) in excess of both an Eighteen percent (18%) Annual Hurdle Rate Of Return, and in excess of a High Water Mark of the first dollar of Thirty Five (35%) of Net Profit after the repayment of any Debt to each asset or project of the fund, but prior to any distribution to Investment Manager.

c.	All Profit Sharing Fees will be payable only after the successful Exit Plan, refinancing, sale and after the satisfaction of any and all title, liens and contracted encumbrances.

2.	Fees Upon Termination. Upon Termination of the Management Agreement as described in Section 15, the following the following will apply to the Management Fees:

a.	Where termination has been for Cause, as described in Section 15.2, the Investment Manager will not be paid any additional fees and will forfeit any profit participation.

b.	Where the Investment Manager terminates the Management Agreement pursuant to Section 15.1, the Investment Manager will no longer receive any additional Management Fees.

c.
Where the Fund terminates the Management Agreement pursuant to Section 15.1, the Investment Manager will continue to receive the Profit Share Fee for investments held in the Fund at the time of termination, but will no longer receive any Servicing Fees.

3.
Servicing Fees will be paid as soon as practical after the completion of the Fund’s monthly financial statements. Profit Sharing Fees will be paid as soon as practical after the completion of the Fund’s annual audit.

Definitions:

SCHEDULE 21.0

All notices shall be delivered to the following:

For the Fund:

For the Investment Manager:

JDM Reef Capital Funding, LLC
Attention: Joseph Dematteo
730 Fifth Avenue, 9th Floor
New York, NY 10019
Telephone: 212-659-7781
Fax: 212-659-7781